Exhibit 99.1

PRESS RELEASE

For more information, contact: Gerald Woodard, CEO SRI/Surgical Express, Inc. (813) 891-9550	FOR IMMEDIATE RELEASE

SRI SURGICAL ANNOUNCES PROMOTION OF

MARK FARIS TO CHIEF FINANCIAL OFFICER

TAMPA, FL— Wednesday, December 23, 2009 — SRI/Surgical Express, Inc. (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, announces the promotion of Mark R. Faris as Vice President and Chief Financial Officer, effective December 23, 2009. He has been serving as interim principal financial officer since April 17.

Mr. Faris, age 43, joined SRI as Controller and Vice President in February 2007. He previously served as Director of Treasury for WellCare Health Plans, Inc. from 2005 to 2007 and as Director of Finance and Controller of Regeneration Technologies, Inc. from 2003 to 2005. Mr. Faris served as an audit senior manager with PricewaterhouseCoopers LLP (formerly Coopers & Lybrand), a global public accounting firm, where he began his career in 1991. Mr. Faris has a degree in Accounting from Florida State University.

Gerald Woodard, Chief Executive Officer said: “Mr. Faris is quite an impressive individual and will be a great addition to our executive leadership team. Over the past eight months Mark has demonstrated a very impressive knowledge of the business while acting as our interim CFO. I am confident he will provide us with the requisite compliment of leadership and technical expertise as we go forward.”

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 19 states from 10 reprocessing facilities and four distribution centers located throughout the United States.

FOR FURTHER INFORMATION:	Gerald Woodard, CEO
SRI Surgical
(813) 891-9550